SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-0578072 (I.R.S. Employer Identification No.)

1000 Lowe’s Boulevard Mooresville, North Carolina (Address of principal executive offices)	28117 (Zip Code)

               Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Stock, $0.50 par value	Name of exchange on which each class is to be registered New York Stock Exchange

 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

 If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

 Securities Act registration statement file number to which this form relates (if applicable):  Not Applicable

 Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

General

Lowe’s Companies, Inc. (“Lowe’s”) previously filed a registration statement on Form 8-A with the Securities and Exchange Commission to register its common stock under Section 12(b) of the Exchange Act.  Lowe’s is filing this Amendment No. 1 to its registration statement on Form 8-A for the sole purpose of amending and restating in its entirety the Form 8-A in order to include an updated description of its common stock.  The information contained in this Form 8-A/A consolidates the updates to the description of Lowe’s common stock included periodically in Lowe’s reports and other filings and submissions previously made pursuant to Sections 13, 14 and 15(d) of the Exchange Act and does not reflect any information about Lowe’s common stock that has not been previously reported.

Common Stock

Lowe’s Restated Charter authorizes it to issue 5,600,000,000 shares of common stock, par value $0.50 per share.  As of October 2, 2009, there were 1,477,364,146 shares of common stock outstanding.

The holders of Lowe’s common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.  Directors are elected by a majority vote of the holders of common stock voting at a meeting in person or by proxy, unless the number of nominees exceeds the number of Directors to be elected, in which case, Directors are elected by a plurality of the votes cast at a meeting in person or by proxy.  The holders of common stock are not entitled to cumulative voting in the election of directors.  Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive such dividends as may be declared from time to time by Lowes’s board of directors out of funds legally available for distribution.  In the event of Lowe’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  The holders of common stock have no preemptive, subscription or conversion rights, and the common stock is not subject to further calls or assessments.  There are no redemption or sinking fund provisions available to the common stock.

Computershare Trust Company, N.A., acts as the transfer agent and registrar for the common stock.

Preferred Stock

Lowe’s board of directors has the authority, without further action by Lowe’s shareholders, to issue 5,000,000 shares of preferred stock, par value $5.00 per share, 750,000 shares of which have been designated as Participating Cumulative Preferred Stock, Series A.  Lowe’s may amend its Charter from time to time to increase the number of authorized shares of preferred stock.  Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of its Charter.  Lowe’s board of directors may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms.  The board of directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation and, under some circumstances, may discourage an attempt by others to gain control of Lowe’s.  As of October 2, 2009, no shares of preferred stock were outstanding.

Anti-Takeover Effects of Provisions of Lowe’s Restated Charter and Bylaws and North Carolina Law

The following provisions of Lowe’s Restated Charter and Bylaws and the following provisions of North Carolina law may have the effect of delaying, deterring or preventing a change in control of Lowe’s.

Restated Charter and Bylaws

Lowe’s Restated Charter and Bylaws include provisions:

•	authorizing blank check preferred stock, which Lowe’s could issue with voting, liquidation, dividend and other rights superior to Lowe’s common stock;

•	limiting the liability of, and providing indemnification to, Lowe’s directors and officers;

•	limiting the ability of Lowe’s shareholders to call special meetings;

•	requiring advance notice of proposals by Lowe’s shareholders for business to be conducted at shareholder meetings and for nominations of candidates for election to Lowe’s board of directors;

•	controlling the procedures for the conduct of Lowe’s board and shareholder meetings and the number, election, appointment and removal of Lowe’s directors; and

•
continuing until after Lowe’s annual meeting of shareholders in 2010, dividing Lowe’s board into three classes of directors with staggered three-year terms. Beginning with Lowe’s 2011 annual meeting of shareholders, and at each annual meeting thereafter, all directors will be elected annually.

North Carolina Shareholder Protection Act

Lowe’s is subject to the North Carolina Shareholder Protection Act (G.S. 55-9-01 et. seq.), which is designed to protect against a partial or two-tiered tender offer, in which minority shares that are not purchased in the first phase of a business combination are forced to accept a lower price in the second phase.  Specifically, the Shareholder Protection Act requires the affirmative vote of 95% of the voting shares of the corporation to approve a business combination with any entity if that entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding voting shares of the corporation unless the “fair price” provisions of the Act are satisfied.

North Carolina Control Share Acquisition Act

Lowe’s is also subject to the North Carolina Control Share Acquisition Act (G.S. 55-9A-01 et. seq.), which is designed to give management more time and greater control in any hostile tender offer.  Under the Act, a person who acquires 20% or more of the outstanding voting shares in a control share acquisition loses the right to vote those shares unless such voting rights are granted by a majority of all outstanding voting shares of the corporation other than the “interested shares.”  The term “interested shares” includes all shares beneficially owned by the acquiring person plus shares held by any officer or employee-director of the corporation.

The description of Lowe’s capital stock in this Item 1 is only a summary of the material terms of Lowe’s capital stock and is qualified in its entirety by reference to the applicable provisions of North Carolina law and Lowe’s Restated Charter and Lowe’s Bylaws, each of which is filed as an exhibit hereto and incorporated by reference herein.

Item 2.  Exhibits.

The following exhibits are being filed as part of this registration statement and are incorporated by reference herein.

Exhibit No.	Description

3.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to Lowe’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009)

3.2	Bylaws of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to Lowe’s Current Report on Form 8-K filed August 28, 2008)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LOWE’S COMPANIES, INC.

Date: October 7, 2009	By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Senior Vice President, General Counsel
Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to Lowe’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009)

3.2	Bylaws of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to Lowe’s Current Report on Form 8-K filed August 28, 2008)